UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 15, 2023

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ZENTALIS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-39263	82-3607803
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
1359 Broadway, Suite 801
New York, New York 10018
(Address of principal executive offices) (Zip Code)
(212) 433-3791
(Registrant’s telephone number, include area code)
N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ZNTL	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Zentalis Regains Worldwide Development and Commercialization Rights to Azenosertib, ZN-d5 and ZN-c5 As a Result of Termination of Greater China Collaboration and License Agreements

On June 15, 2023, Zentalis Pharmaceuticals, Inc. (“Zentalis”) announced that it and certain of its wholly owned subsidiaries (collectively with Zentalis, the “Company”), had entered into an agreement to terminate its Collaboration and License Agreements with Zentera Therapeutics (the “License Agreements”), pursuant to which the Company had granted to Zentera certain development and commercialization rights to its product candidates, azenosertib (ZN-c3), ZN-d5 and ZN-c5 in the People’s Republic of China, Macau, Hong Kong and Taiwan (collectively, “Greater China”).

As a result of the termination of these agreements, the Company has regained the rights from Zentera for azenosertib, ZN-d5 and ZN-c5 in Greater China, and now holds worldwide development and commercialization rights to these assets.

In connection with the foregoing, Zentalis agreed to pay Zentera certain consideration, including a $30 million upfront payment, a milestone payment, and a low single digit royalty on net sales of azenosertib, ZN-d5 and ZN-c5 in Greater China. In addition, Zentalis sold its 40.3% equity stake in Zentera back to Zentera for de minimis consideration.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZENTALIS PHARMACEUTICALS, INC.

Date: June 15, 2023	By:	/s/ Melissa Epperly
Melissa Epperly
Chief Financial Officer